1933 Act Rule 485(a) VIA EDGAR

November 18, 2014

Board of Directors

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

Re:	PHL Variable Accumulation Account

PHL Variable Insurance Company

Post-Effective Amendment No. 16 to Registration Statement No. 333-123040 filed on Form N-4

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Post-Effective Amendment No. 16 to Registration Statement No. 333-123040 (“PEA No. 16”), filed on Form N-4 under the Securities Act of 1933 for PHL Variable Insurance Company’s individual deferred annuity contract (“Contract”). PHL Variable Accumulation Account issues the Contract.

As an attorney for PHL Variable Insurance Company (“PHLVIC”), I provide legal advice to PHLVIC in connection with the operation of its variable products. In this role I am familiar with PEA No. 16 for the Contract. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1.	PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2.	PHL Variable Accumulation Account is a separate account validly established and maintained by PHLVIC in accordance with Connecticut law.

3.	The Contract, when properly issued, is a legal and binding obligation of PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to PEA No. 16.

Yours truly,

By:	/s/ Kathleen A. McGah
Kathleen A. McGah, Esq.
Vice President and Assistant Secretary
PHL Variable Insurance Company